CANIVATE

Employment Handbook

Canivate Growing Systems Ltd.

500-1112 West Pender St
Vancouver, BC V6E 2S1
Canada.

Issued: (**April 18, 2019**)

Updates:

July 2019 – insertion of section 2.5 Whistleblower Policy, insertion of new statutory provisions under 8.1 Unpaid Leave

August 2019 – insertion of Company Overview, insertion of sections: 2.4 Gifts, 2.5 Entertainment, 2.6 Anti-Bribery and Anti-Corruption, 2.8 Disclosure, Confidentiality and Insider Trading Policy, 2.10 Anti-Retaliation Provisions, 2.12 Board Participation and involvement with Other Companies and 2.15 Public Reporting and Retention of Records with pre-existing sections renumbered accordingly.

September 2019 – insertion of Mission, Vision, Values statements under 1.1, 1.2 and 1.3

CANIVATE

"Welcome"

"We are pleased to have you on the Canivate Growing Systems Ltd. team!

This handbook contains our mission, vision and values and outlines our Human Resources Policies and Best Practices. All employees are required to familiarize themselves and comply with all policies, procedures and standards of respectful workplace conduct outlined in this manual. For new team members, this manual serves as a resource to familiarize yourself with what is expected of you while working at Canivate. For existing team members, the manual serves as a great refresher and resource to answer most questions you may have about your work at Canivate

No matter what your role is, the importance of your contribution cannot be overstated. We value the participation and commitment each employee brings to meeting our responsibilities to our clients. You are an important part of this process and your work directly influences our company's reputation and success.

It is our hope that your commitment to, and understanding of your core responsibilities will contribute to making your experience working here enjoyable, rewarding, and challenging in the most positive way. We are glad you are on the Canivate team."

Yours truly,

Ingo Mueller
Chief Executive Officer
Canivate Growing Systems Ltd.

EMPLOYEE HANDBOOK OVERVIEW

Starting a new job is exciting, but at times can be overwhelming. This Employee Handbook has been developed to help you get acquainted with our organization, describe our core values and expectations, and outline the policies, programs and benefits available to you. We encourage you to become familiar with the contents of the Handbook as soon as possible as it will answer many questions about your employment with Canivate Growing Systems Ltd ("Canivate"). For existing employees, the Handbook serves as a refresher and resource to answer most questions you may have about your employment at Canivate.

While this Handbook is made available to all Canivate employees to inform them of the applicable Canivate policies and procedures, employment is governed by the current provincial "Employment Standards Act", the employee's personal "employment contract" and the Canivate "Employee Handbook" in that order of precedence. There may be specific items in the employee's signed personal employment contract that differ from those included in this Handbook. In these cases, the personal "employment contract" will prevail over this Handbook.

All new employees will be required to sign an acknowledgement form to confirm that they have received, understood, and will abide with the Handbook current at the time of commencing work.

As needed, revisions to the Handbook will be made and communicated to all employees. Canivate reserves the right, without having to consult any employee; to change, suspend, or discontinue any Handbook policies, procedures or guidelines, in whole or in part, with or without notice, and to make all final decisions as to their meaning and application. Employees will be asked to acknowledge revisions as required.

For new employees, after reading the Employee Handbook, please print and sign the Employee Handbook Acknowledgement (Section 15) and return it to your supervisor by the end of your first week at work.

An electronic copy of this Handbook can be accessed on the Canivate SharePoint system.

TABLE OF CONTENTS

1.0 COMPANY OVERVIEW

Innovative. Experienced. Strategic.

As a company, we take our work seriously, but not ourselves. The entire Canivate team supports the vision of Clean. Green. Pure. throughout the cannabis industry.

Our "regular" approach is to go the extra mile – to ask why something is done a certain way rather than accept that it is the most effective or efficient way.

We are disrupting the cannabis industry – from seed to consumer use – because we know that it can be done better. We know that it can and should be: Clean. Green. Pure. Our evidence-based, scientific research shows this and we are bringing it to life.

1.1 Mission

To create a new standard of Clean. Green. Pure. in the cannabis and hemp industries.

1.2 Vision

To build and maintain a globally recognized and respected cannabis and hemp brand establishing The Canivate Way as THE choice for leading brands.

1.3 Core Values

- We are disciplined and accountable
- We are fast paced, innovative and determined
- We earn trust through our accountability, reliability and dependability
- We will consistently produce Clean. Green. Pure. products
- We consistently pursue improvement in processes, products, services, management practices and our professional selves.
- We engage with everyone in a respectful, curious and authentic manner
- We use natural resources wisely and respectfully
- We regularly contribute to our local and global communities

2.0 BUSINESS ETHICS

2.1 Company Ethics & Conduct

The successful business operation and reputation of Canivate is built upon the principles of fair dealing and ethical conduct of our employees. Our reputation for integrity

and excellence requires careful observance of the spirit and letter of all applicable laws and regulations, as well as the highest regard for standards of conduct and personal integrity.

The continued success of Canivate is dependent upon our customers' trust and we are dedicated to preserving that trust. Employees owe a duty to Canivate and its customers to act in a way that will merit the continued trust and confidence of our customers and the public in general.

Canivate will comply with all applicable laws and regulations and expects its directors, officers, and employees to conduct business in accordance with the letter, spirit, and intent of all relevant laws and to refrain from any illegal, dishonest, or unethical conduct.

In general, the use of common sense and good judgment, together with our core values, will guide you with respect to lines of acceptable conduct. If a situation arises where it is difficult to determine the proper course of action, the matter should be discussed openly with your immediate supervisor, a member of senior management, or Human Resources for advice and consultation, if necessary.

Compliance with this policy of business ethics and conduct is the responsibility of every Canivate employee. Disregarding or failing to comply with this standard of business ethics and conduct may lead to disciplinary action, up to and including termination of employment.

Employees must report violations of this policy, or any of the policies in the Business Ethics section, to their immediate supervisor, a member of senior management, or Human Resources.

2.2 Employment Equity

Canivate is committed to providing equal employment opportunity for all employees and applicants for employment. The company does not discriminate in employment opportunities or practices on the basis of race, colour, religion, sex, marital status, family status, age, place of origin, ancestry, physical disability, mental disability, political belief, sexual orientation or any other grounds protected by the laws or regulations of any jurisdiction in which we operate. We base all employment decisions – including recruitment, selection, training, compensation, benefits, discipline, promotions, transfers, terminations and social/recreational programs – on merit and the principles of equal employment opportunity.

Our employees have diverse backgrounds, skills and ideas that collectively contribute to greater opportunities for innovation. Our recruitment strategy is designed to attract a diverse pool of talent so that we may select the best candidates and open doors at all levels of this organization.

2.3 Conflict of Interest

Everyone working at Canivate has an obligation to conduct business within guidelines that prohibit actual or potential conflicts of interest. This policy establishes the framework within which Canivate wishes the

company to operate. The purpose of these guidelines is to provide general direction so that team members can seek further clarification on issues relating to the subject of conflict of interest.

An actual or potential conflict of interest occurs when someone on the team is in a position to influence a decision that may result in a personal gain for that individual or for a relative as a result of Canivate's business dealings. For the purposes of this policy, a relative is any person who is related by blood or marriage or whose relationship with anyone working in the company is similar to that of persons who are related by blood or marriage.

If an employee has any influence on transactions involving purchases, contracts, or leases, it is imperative that they disclose to their supervisor, as soon as possible the existence of any actual or potential conflict of interest so that safeguards can be established to protect all parties.

Personal gain may result not only in cases where an employee or relative has a significant ownership or other interests in a business with which Canivate does business, but also when an employee or relative receives any kickback, bribe, substantial gift, or special consideration as a result of any transaction or business dealings involving Canivate.

2.4 Gifts

Canivate employees (or immediate family members) are not permitted to give or accept gifts, services, discounts, favours, loans personal discounts and similar gratuities offered to you as a result of your position at Canivate. This applies to or from individuals or companies who are doing business or would like to do business with Canivate. Items of modest value may be permitted if they are not given or received on a regular or frequent basis, provided that the gift is reported to the CEO or the Chair of the Audit Committee and they do not advise that retaining the gift would be inappropriate. This does not apply to officially approved corporate rebates.

2.5 Entertainment

You must not encourage or solicit entertainment from any individual or company with whom Canivate does business. Entertainment includes, but is not limited to, activities such as dining, attending sporting or other special events, and travel. From time to time employees may accept unsolicited entertainment, but only under the following conditions:

1. the entertainment occurs infrequently
2. it arises out of the ordinary course of business
3. it involves reasonable expenditures (the amounts involved should be such as employees, officers and Directors are accustomed to normally spending for their own business or personal entertainment) and

4. the entertainment takes place in settings that also are reasonable, appropriate, and fitting to employees, officers and Directors, their hosts, and their business at hand.

2.6 Anti-Bribery and Anti-Corruption

Part of behaving ethically means that you should never participate in any corrupt activities and that you comply with all applicable Anti-Bribery and Anti-Corruption laws and regulations of each jurisdiction in which Canivate conducts business. Canivate does not permit providing payments, kickbacks, gifts, or anything else of significant value for the purpose of improperly influencing third parties. Even if the intent is not to influence, you should not provide a payment or benefit to any third party, if it could appear to be improper.

Canivate can be held responsible for improper payments and benefits provided by agents, contractors, suppliers and other third parties acting on its behalf. You must ensure that you only deal with legitimate, reputable parties, and that they understand their obligation not to provide such improper payments or benefits in connection with the business they conduct for Canivate.

2.7 Confidentiality

All employees are required to keep all of Canivate's financial, operational and business information acquired while working at Canivate; secure and confidential. Business strategies and plans, including technologies and products used, are Canivate intellectual property. Employees must not discuss details of Canivate's financial, business operations, plans or strategies with any third party including the media, family or friends, or at social or public functions, and should direct all inquiries to the CFO. Any employee who divulges confidential information may be subject to disciplinary action, up to and including termination.

2.8 Disclosure, Confidentiality and Insider Trading Policy

At times you may find that you are in possession of material non-public information regarding Canivate and/or a competitor or supplier. Material non-public information is any information that could reasonably be expected to alter the value of a company's security (ies) if it were made public. Securities laws in both Canada and the United States provide that it is illegal to trade on such information or disclose it to others. These laws are extensive and complex and violation of these laws may lead to civil and criminal actions against you.

If you find yourself in possession of such information, you and your immediate family members are prohibited from trading in those securities until such time as the information becomes public or you are notified by your manager that restrictions are no longer in place.

The purchase and sale of Canivate' securities may only be done in accordance with the Canivate Disclosure, Confidentiality and Insider Trading Policy. The Policy also addresses legal prohibitions against trading with

knowledge of undisclosed material information, tipping, market manipulation or fraud and insider trade reporting requirements. Violations of such requirements may also have severe consequences, including fines, imprisonment and civil liability and may subject the individual to disciplinary action by the Corporation, up to and including termination. Employees, officers and Directors who engage in insider trading may also be accountable to Canivate for any benefit or advantage received as a result.

Please refer to the Canivate Disclosure, Confidentiality and Insider Trading Policy for more detailed information on this subject.

2.9 Whistleblower Policy

Employees are often the first to have concerns that there may be something wrong or unethical occurring within the organisation in which they work. However, they may feel that their concerns cannot be openly expressed, because it may be disloyal to colleagues; their concerns may not be taken seriously; or it may be easier to ignore their concern.

As a means of reinforcing Canivate's commitment to the highest standards, this 'Whistle-blowing Procedure' serves to help build the commitment of all employees, by providing a means of identifying and eliminating unethical practices within the workplace. The 'Whistle-blowing Procedure' provides an effective mechanism for employees to report potential concerns (confidentially and anonymously, if required), in the knowledge that genuine concerns will be appropriately investigated and resolved, without fear of discrimination or victimisation.

Please refer to the separate Whistleblower Policy document for more detail.

2.10 Anti-Retaliation Provisions

Retaliation against any employee, who in good faith seeks advice, raises a concern, reports misconduct or provides information in an investigation will not be tolerated and will itself be considered a violation of Canivate Business Ethics. Some examples of retaliation include: denial of benefits, termination, demotion, suspension, threats, harassment or discrimination. If any individual retaliates against an employee who has truthfully and in good faith reported a potential violation, Canivate will take appropriate action. However, if an individual has intentionally made a false report, the Company will respond accordingly. For more details, please refer to the Canivate Whistleblower Policy.

If you believe that you or another employee has been retaliated against for (in good faith) seeking advice, raising a concern, reporting misconduct or providing information in an investigation, please advise your immediate manager, Human Resources,

the Canivate CEO or the Chairman of the Audit Committee of the Canivate Board. All reports will be handled promptly and confidentially.

2.11 Outside Employment

While not encouraged, should employees wish to engage in outside employment, in addition to their full-time position at Canivate, we request that:

- Such outside employment does not interfere in any way with the employee's work performance or hours of employment with the Company;
- Such employment is non-competitive with the business activities of the Company; and
- Such employment has no possible conflict of interest with the employee's position at the Company.

All employees are reminded that they have signed an agreement which legally prohibits them from passing on the Company's ideas and work methods to other organizations. Employees may not use Company property, equipment, facilities, or time in connection with outside employment.

If it is deemed that, as a result of outside employment, an employee is repeatedly late, unable to work overtime, or unable to successfully fulfill the obligations of their position at Canivate, it may result in disciplinary action, up to and including termination.

2.12 Board Participation and Involvement with Other Companies

For any employee who wishes to participate on a for-profit, or not-for-profit board, these involvements must be approved by the CEO. All Directors should notify the Chair of the Audit Committee of all other board engagements and seek approval before assuming additional Board roles. You may not be a Director, officer, partner or consultant of an organization (other than an organization in which Canivate holds an interest or in which Canivate has the right to nominate a Director, officer, partner or consultant) doing or seeking to do business with Canivate, nor may you permit your name to be used in any way indicating a business connection with such an organization, without appropriate prior written approval of the Canivate CEO, in the case of an employee, and of the Chair of the Governance and Nominating Committee in the case of an officer or Director of Canivate.

2.13 Canivate Property

Employees are responsible for and are expected to take proper care of all Canivate property, materials, or written information issued to them or in their possession or control.

Upon request of the Company or upon termination or expiration of employment, the employee will turn over to the Company all property belonging to the Company including all confidential information belonging to the Company, including but not limited to, all documents, plans, specifications, disks or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media, in the possession or control of the employee that:

- May contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and confidential information; or

- Is connected with or derived from the employee's employment with Canivate Growing Systems Ltd.

2.14 Copyright and Protection of Intellectual Property

Employees are not entitled to any copyright or moral right in or arising from any work they produce in the course of their employment with Canivate. This includes any program, strategy, design or system they develop during their employment with the Company. Any copyright or merchandising rights in such work shall be the sole and exclusive property of Canivate in accordance with the Canadian and International Copyright Acts.

2.15 Public Reporting and Retention of Records

Depending on your position with Canivate, you may be called upon to provide necessary information to ensure that the Company's public reports are complete, fair and understandable. Canivate expects you to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to Canivate' public disclosure requirements

Employees are required to ensure that all records are kept confidential and meet regulatory and legal requirements in the jurisdiction in which they are created and/or maintained. Destruction of records can only take place if they are not required for any pending legal matters. If you are unclear on what documents may be discarded, contact company legal counsel or speak to your manager.

2.16 Non-Solicitation

During the employee's term of employment with Canivate and for a period of six (6) months after the end of that term, the employee will not in any way, directly or indirectly:

- Induce or attempt to induce any employee or contractor of the Employer to quit employment or retainer with Canivate;

- Otherwise interfere with or disrupt Canivate's relationship with its employees and contractors;

- Discuss employment opportunities or provide information about competitive employment to any of Canivate's employees or contractors; or

- Solicit, entice, or hire away any employee or contractor of Canivate for the purpose of an employment opportunity that is in competition with Canivate.

This non-solicitation obligation as described above will be limited to employees or contractors who were employees or contractors of Canivate during the period that the employee was employed by Canivate.

During the term of the employee's active employment with Canivate, and for one (1) year thereafter, the employee will not divert or attempt to divert from Canivate any business Canivate had enjoyed, solicited, or attempted to solicit, from its customers, prior to termination or expiration, as the case may be, of the employee's employment with Canivate.

2.17 Contract Binding Authority

Unless authorized in writing by Canivate, employees do not have the authority to enter into any contracts or commitments for or on the behalf of the Company. Canivate will maintain a list of delegated authorities in this regard.

3.0 JOINING THE ORGANIZATION

3.1 Employment Contract

All employees will be required to sign a personal "Employment Contract" or letter of employment which will make references to this Employee Handbook. Employees will also be required to sign an Acknowledgement form stating that they have received and acknowledged a copy of the most current Handbook. Signed copies of the Employment Contract and the Acknowledgment form must be provided to their supervisor prior to, or on, the employee's first day of employment.

Each employee shall be provided with a job description that outlines the roles and responsibilities of their position.

3.2 Signing up / Personal Information

Employees will be required to provide personal information following, prior to, or on their first day of employment. The purpose and types of information are outlined below, as well as the employee's responsibility to update Canivate for changes.

3.2.1 Purposes for Personal Information

Canivate can collect, use and disclose personal employee information without the employee's consent only for the purposes of establishing, managing or ending the employment relationship as outlined in Personal Information Protection and Electronic Documents Act (PIPEDA).

3.2.2 Personal Information Types

Canivate only collects, uses and discloses the type of personal employee information as permitted by PIPEDA and that is reasonable to meet the above purposes.

All information will be held in the strictest of confidence as it applies to the Personal Information Protection and Electronic Documents Act (PIPEDA).

Should an employee wish to access their personnel file, they can submit a request in writing to their immediate supervisor. Such requests will be granted and administered in accordance with the Provincial P*ersonal Information Protection Act*. Employees will be permitted to review their personnel file in the presence of their immediate supervisor. The employee may not remove any item from the file.

3.2.3 Personal Information Changes

Employees are responsible to keep Canivate informed regarding specific personal information. This information is necessary to allow Canivate to contact you for job related issues. Please promptly notify your immediate supervisor if any of the following changes:

1. Name and address
2. Marital status and dependant changes
3. Emergency contact name and address
4. Any special Medical condition that Health & Safety or your supervisor should know in order to treat your condition more appropriately in the event of an emergency.

3.3 Probation

The first three (3) months of employment will be probationary, unless otherwise stipulated in the employment contract. This probation period is intended to allow sufficient time for both the employee and the employer to demonstrate suitability of the working relationship. During the probationary period, employees will receive all the entitlements of a permanent employee, for example; paid leave and, vacation accrual where appropriate.

At any time during this probationary period, either party may end the employment relationship, with or without cause and without notice.

Payment for salaried employee services up to the date of termination will be paid out according to the Employment Standards Act.

At the end of the probation period, the performance of the employee will be reviewed following a process similar to that outlined later under Performance Development.

3.4 Orientation

We want to make your first week on the job a great one and set you up for success in your role with us. Your immediate supervisor will introduce you to your teammates and key points of contact and give you a tour of our premises.

Comprehensive job instruction and orientation will be provided and includes:

- Instructions regarding the performance of your assigned role
- Facility orientation, evacuation procedure, etc.
- Employee Handbook

Many of the issues that will be discussed with you during your orientation and job training are addressed in this Handbook. Please read this Handbook carefully and keep it handy for future reference.

You are encouraged to ask questions so that you will fully understand how our organization functions. Please use your orientation week to familiarize yourself with our business, your position and your team members.

3.5 Dress Code & Personal Appearance

During business hours or when representing Canivate, you are expected to present a clean, neat, and tasteful appearance. You should dress and groom yourself according to the requirements of your position and accepted social standards and in accordance with the guidelines provided below. Generally speaking, Canivate's dress policy is "Business Casual" (see guidelines in Business Casual Apparel section below). Your supervisor is responsible for establishing a reasonable dress code appropriate to the job you perform. If your supervisor feels your personal appearance is inappropriate, you may be asked to leave the work place until you are properly dressed or groomed. Under such circumstance, you may not be compensated for the time away from work. Consult your supervisor if you have questions as to what constitutes appropriate appearance.

Without unduly restricting individual tastes and with accommodation for religious and cultural differences, the following dress and personal appearance guidelines should be followed:

3.5.1 Business Casual Appearance

Our primary objective is to have employees project a professional image. Employees should wear appropriate, clean, and pressed attire.

Examples of acceptable business casual wear include:

- Tailored trousers, shirt with sleeves and collar
- Dresses and separates
- Loafers, flats and heels

Examples of **inappropriate** clothing items that should not be worn, even on casual days, include:

- Sweatpants, warm-ups, jogging suits and pants, or shorts
- Spandex or yoga pants
- Any clothing that reveals bare backs, or midriffs, or any revealing, offensive or provocative clothing

- T-shirts or sweatshirts
- Running shoes, beach footwear

Employees should be aware the examples provided are not all-inclusive and certain clothing items may still be deemed inappropriate for wear during business hours. Additionally, for safety purposes, employees need to be familiar with specific departmental Standard Operating Procedures that provide any additional restrictions on the wear of specific clothing items.

3.5.2 Hair

Hair should be clean, combed, and neatly trimmed or arranged. This pertains also to sideburns, mustaches, and beards.

3.5.3 Personal Hygiene and Body Art

Good personal hygiene habits must be maintained. Some guidelines include:

- A high degree of personal cleanliness is required
- Use of heavily scented perfume, cologne, or lotions/creams is not permitted at Canivate as these can cause irritation to others.
- Body art, including tattoos and visible body piercings other than ears, should be appropriately covered or otherwise discrete and inoffensive

3.6 Common Area Usage

The kitchen is accessible to all. All employees are responsible for cleaning up after themselves.

Canivate participates in recycling programs. All employees are responsible for the placement of waste in the appropriate recycling or garbage facilities.

3.7 Access to Building

Employees may be provided with a key, and alarm codes as applicable to enable them to access the building. Access other than during regular business hours must be pre-approved by the employee's supervisor.

4.0 HOURS OF WORK AND REMUNERATION

The following sections are intended as general guidelines however, full details are provided in each employee's employment contract.

4.1 Regular Working Hours

The standard hours of work for a full-time salaried employee are 8.0 hours five days per week. Some employees may work different hours during business hours as set out in their employment agreements or, in exceptional cases, as otherwise agreed to by the Company. Your supervisor may request specific

beginning and ending times in order to accommodate job requirements. Check with your immediate supervisor if you have questions about your hours of work or wish to change your work schedule.

4.2 Meal Breaks

Full time salaried employees are provided with a meal break of 1 hour in length. Employees should take their meal breaks away from their workstations and may leave the premises. Hourly paid employees scheduled for more than five (5) hours will be provided with a paid meal break of 30 minutes.

4.3 Rest Periods

Provincial Employment Standards require all employees to have 32 consecutive hours off work each week and 8 hours off between shifts to rest. Employees will be scheduled to allow for these required rest periods.

4.4 Attendance & Punctuality

To maintain a safe and productive work environment, Canivate expects employees to be reliable and to be punctual in reporting for scheduled work. Absenteeism and tardiness place a burden on other employees and on the operations of the organization.

As a Canivate employee, you are expected to report for work every day you are scheduled and to be ready to begin work at your designated starting time. In the rare instances, when you cannot avoid being late to work or are unable to work as scheduled, you must notify your supervisor as soon as possible in advance of the anticipated tardiness or absence. If you will not be able to report to work on a scheduled day or if you will be late, you are to personally call your supervisor no later than 1 hour prior to the scheduled starting time and report the absence. If your supervisor or their assistant is not available, leave a voicemail message for your supervisor. If you are absent for three (3) or more consecutive workdays due to illness, you must present a medical release upon your return to work.

4.5 Timesheets for Hourly Employees

All hourly employees will be required to complete time sheets using the corporate time sheet system as directed by their supervisor. Time sheets shall be completed by the end of each week. Time is to be recorded to the nearest ¼ hour and sheets authorized by your supervisor prior to being submitted for payroll.

4.6 Overtime

Hourly paid employees will be paid overtime as per the current provincial Employment Standards Act.

Managers are not compensated for overtime as per the provincial Employment Standards Act.

4.7 Salary and Wage Payments

A TD1 form will be filled out by each employee on the first day of employment and filed with Finance and Administration. The initial salary or wage, which has been agreed with employees individually, will be outlined in their Employment Contract and shall be regarded as confidential. Employees should not disclose their salary or wages to members or to anyone within the organization other than their immediate supervisor.

All full time, regular, salaried employees are paid bi-weekly via direct deposit or cheque. Each pay deposit will typically include earnings for all work performed from the end of the previous payroll period. In the event that a regularly scheduled payday falls on a weekend or holiday, employees will normally receive their pay on the last day of work prior to that scheduled payday.

Please ensure the most updated banking information is on file with the Finance and Administration department as it could adversely affect your direct deposit payments. Should you need to change your banking information, please provide the Finance and Administration department with an updated blank void cheque.

In the unlikely event there is an error with your pay, please promptly bring the discrepancy to the attention of your immediate supervisor and/or the Finance and Administration department so that corrections can be made as quickly as possible

4.8 Salary Deductions

Canivate is entitled to deduct from the employee's compensation, any applicable deductions and remittances as required by law. These deductions will be itemized on the pay stub showing the employee's gross pay less required tax withholding and other statutory deductions (i.e. Tax, Employment Insurance (EI), and Canada Pension Plan (CPP)).

Employees are responsible to report any change in name, address, marital status or number of eligible tax credits directly to the Finance and Administration department via a TD1 form to ensure proper information and exemptions are applied for tax purposes.

Every employee will receive an annual T4 form, indicating gross earnings, deductions and other information required for annual tax filing

Canivate may also make deductions that are requested and authorized by employees, such as payroll deductions for group health care premiums or external RRSP contributions, or make deductions that are otherwise authorized by law.

4.9 Salary/Wage Review Process

Employee salary/ wages and bonuses will be reviewed annually near the anniversary of employment and may be adjusted in line with performance (See Performance Management). The salary review process

will take into account employee performance in their role, market rates for their role, cost of living increases and Canivate's ability to pay. It is noted that salary/wage/bonus reviews will not necessarily lead to an increase every year.

5.0 BENEFITS

Canivate provides eligible employees with a benefits program on a cost-sharing basis with Canivate paying approximately 80% of the premium. This section provides a general overview of the benefit plans offered by Canivate with the understanding that benefit plans may change from time to time at the organization's sole discretion. The highlights of the benefits contained in this Handbook are not intended to take the place of more detailed benefit policies, procedures, or plan documents. Descriptions in such other documents will supersede the information in this Handbook in the event of conflicting information. For more detailed information on the Canivate's benefit plans, please refer to the benefits booklet which is available to all employees from the Finance and Administration department.

All new employees are required to complete the benefits enrollment forms provided by the Finance and Administration department and to enroll in or waive extended health coverage, within their first 30 days of employment.

Any questions about your benefits coverage or making any changes are to be directed to the Finance and Administration department).

Upon the voluntary termination of employment, benefits coverage ends on the last day of employment with Canivate. If an employee is involuntarily terminated, the details of their benefits and any possible benefits continuance will be outlined in their termination/severance agreement.

5.1 Extended Health & Dental Benefits

Enrollment in extended health and dental coverage for Canivate employees and their dependents is voluntary and is effective after three (3) months of employment. The extended health program includes prescription drug and vision care programs.

5.2 Basic Life Insurance and Dependent Life Insurance

Canivate provides the basic life insurance with coverage equal to one (1) times the annual salary of the employee rounded to the next highest $1000 subject to a minimum benefit of $30,000 and to a maximum benefit of $384,000.

Dependent life insurance coverage for spouses (coverage amount $10,000) and dependents (coverage amount: $5000) is also part of the Canivate benefits package.

5.3 Disability Insurance

If an employee becomes sick or disabled and unable to perform his or her job at Canivate, it is important that there is a source of income to help meet financial needs. To assist in such circumstances, Canivate provides accidental death and dismemberment (AD&D), critical illness (CI) and long-term disability (LTD) coverage. Employees are 100% responsible for paying the LTD premiums thereby making any benefits received tax exempt.

5.4 Making a Benefits Claim – Extended Health Benefits

For information on how to make an extended health benefits claim, please contact the Finance and Administration department

5.5 Changing a Dependent or Beneficiary

In order to update or change information about a dependent or beneficiary on your benefits plans, please contact the Finance and Administration department directly to complete the necessary forms.

6.0 HOLIDAYS &ANNUAL VACATION

6.1 Observed Holidays

Canivate will observe Statutory holidays as defined in the B.C. Employment Standards Act, including: New Year's Day, Family Day, Good Friday, Victoria Day, Canada Day, British Columbia Day, Labour Day, Thanksgiving Day, Remembrance Day, and Christmas Day. Boxing Day and Easter Monday although not statutory holidays, are also observed.

If the Statutory holiday occurs on a Saturday, the Friday immediately preceding will be observed as the statutory holiday. If the holiday occurs on a Sunday, the Monday immediately following will be observed as the holiday.

Canivate will reimburse employees who work on statutory holidays according to the BC Employment Standards Act.

6.2 Annual Vacation

Canivate believes that adequate time must be provided to employees annually for rest, relaxation and personal pursuits. For these reasons, all eligible employees are encouraged to take their full allotment of vacation days each year.

All regular full-time employees covered by the BC Employment Standards Act will be provided paid annual vacation. The vacation year runs on a calendar year basis beginning January 1st and ending December 31st. Unused vacation time may not be carried over from one year to the next.

Unless other stipulated in the employment contract, the amount of paid vacation time employees receives each year increases with length of service. During the first year of employment, vacation allowances will normally be calculated on a pro-rated basis. A new full time, regular employee will accrue vacation at the rate of 1 day per completed month of service in their first calendar year up to a maximum of 10 business days for that calendar year. A completed month of service is equal to no less than 10 business days of service.

Regular full-time employees are entitled to the following annual paid vacation unless otherwise stipulated in their employment contract:

Up to two consecutive years of employment	2 weeks vacation
Three to five consecutive years of employment	3 weeks vacation
Six to ten consecutive years of employment	4 weeks vacation
Eleven or more consecutive years of employment	5 weeks vacation

Additional vacation time is not generally granted if the employee is sick during the vacation period. If, however, the employee becomes seriously ill and requires hospitalization, your supervisor will determine whether to consider this as sick time and not vacation time

Regular part-time employees will receive annual vacation pay prorated to the amount of time the employee works on a monthly basis.

Hourly employees are paid vacation pay equal to 4% of gross pay on each pay cheque. After five years of service, vacation pay will increase to 6%. When vacation time is actually taken, it is therefore, unpaid.

6.3 Requesting Annual Vacation

To request vacation time, all employees must complete a Holiday/Leave Request Form prior to the beginning of the calendar year and forward it to their supervisor for approval. Requests will be reviewed based on a number of factors, including business needs and staffing requirements. Your supervisor will make every effort to accommodate your vacation schedule. However, the final right to schedule vacation time shall be at the discretion of your supervisor. Once approved, the vacation request will be submitted to the Finance and Administration department for processing.

6.4 Final Year of Employment

All full-time, regular employees who resign or are terminated will receive payment for unused vacation days up to and including their last day. Any paid vacation time that exceeds its accrued rate will be deducted from their final pay cheque.

7.0 LEAVES OF ABSENCE (PAID)

All paid leaves of absence must be requested using the Holiday/Leave Request Form and approved by your supervisor prior to going on leave, except in the case of an unanticipated sick day. In this instance, please ensure that the Request for Leave has been completed and submitted for approval by your supervisor upon your return to work and then it will automatically be forwarded to the Finance and Administration department for processing.

7.1 Sick Days

Canivate provides ten (10) paid sick days per completed calendar year to all full time, regular employees for periods of temporary absence due to illness or injury. An employee may use these sick days for an absence due to his or her own illness or injury or that of a family member, dependent, or caregiver of the employee.

Employees who are unable to report to work due to illness or injury should notify their immediate supervisor before the scheduled start of their workday if possible. If an employee is absent for three (3) or more consecutive days due to illness or injury, a doctor's note must be provided verifying the injury or illness and its start and expected end dates as well as verification that the employee may safely return to work.

Paid sick days are intended solely to provide income protection in the event of illness or injury and may not be used for any absence other than for medical procedures and for medical or dental appointments. Unused paid sick days will not be paid out to employees while they are employed or upon termination of employment nor can they be carried over from one calendar year to the next.

The number of paid sick days available to a full time, regular employee will be prorated in an employee's first year of employment as follows:

Employees hired in January ten (10) paid sick days

Employees hired in February through April eight (8) paid sick days

Employees hired in May through July six (6) paid sick days

Employees hired in August through October four (4) paid sick days

Employees hired in November and December two (2) paid sick days

The number of paid sick days available to a full time, regular employee during their final year of employment is follows:

Employees who leave in January two (2) paid sick days

Employees who leave in February through April four (4) paid sick days

Employees who leave in May through July six (6) paid sick days

Employees who leave in August through October eight (8) paid sick days

Employees who leave in November and December ten (10) paid sick days

Any used paid sick days that exceed the accrued rate will be deducted from an employee's final pay.

7.2 Workers' Compensation

Workers' compensation insurance provides benefits for job-related injuries. All employees are covered.

If you are injured on the job, Canivate has established 4 guidelines to follow.

i) Report the injury to your immediate supervisor immediately so that you can receive fast and effective treatment.

ii) Ensure you consult your physician for treatment and let him/her know that the company will make reasonable efforts to modify your work duties to accommodate your recovery. The doctor must provide a list of duties you can safely perform.

iii) Each time you visit the physician; it is mandatory that you turn in a copy of the physician's report to your supervisor.

iv) Once you receive the medical clearance to return to work, which specifies the date upon which you are expected to resume your duties, you must contact your supervisor by the end of the business day (i.e., Monday-Friday). Failure to return to work on the date specified by your doctor may be considered a voluntary termination of employment.

7.3 Educational Leave

All regular, full time employees are eligible for educational leave for the purpose of taking classes or seminars during their normal working hours. The senior managers will review each request on its own merit, giving consideration to the operational needs of the organization. When a request is approved, the following conditions apply:

i) Educational leave is limited to one class, seminar or workshop per quarter or semester of the educational year

ii) The employee must submit the Holiday/Leave Request form at least four (4) weeks prior to the beginning of the course of study.

At the discretion of the senior managers and if funds are available; Canivate may pay the tuition of a course, seminar, or workshop, or a portion thereof, if it has direct relevance to the employee's work and position.

7.4 Bereavement Leave

Employees who wish to take time off due to the death of an immediate family member (Spouse, child, parent, brother, sister, grandparent, primary caregiver/dependent or spousal parent, brother, sister, or grandparent) should notify their supervisor immediately. Up to five (5) days of paid bereavement leave will be provided to eligible employees.

Bereavement leave will normally be granted unless there are unusual business needs or staffing requirements. Employees may, with their supervisor's approval, use other leave options (i.e. vacation, personal day, unpaid leave of absence) for additional time off as necessary.

7.5 Jury & Witness Duty

Employees summoned for jury duty or subpoenaed to testify as a witness who are regularly employed will receive their regular wages while on jury or witness duty, less the per diem compensation received for the performance of such duty from the applicable Court. For the purposes of this policy only, "regularly employed" includes management, full-time, and part-time, employees whose hours may be reasonably determined. "Proof of service "documents from the court are required.

Please make arrangements with your supervisor as soon as you receive your summons. We expect you to return to your job if you are excused from jury or witness duty during your regular working hours.

Jury Duty Leave will be administered in accordance with the *B.C. Employment Standards Act* in terms of ensuring continuous employment for benefits, service-related benefits, and vacation.

8 LEAVES OF ABSENCE (UNPAID)

8.1 Provisions under the BC Employment Standards Act

In accordance with the *B.C. Employment Standards Act*, the following unpaid job-protected leaves are available to employees:

- Family Responsibility Leave
- Compassionate Care Leave
- Critical Illness & Injury Leave
- Pregnancy Leave
- Parental Leave
- Domestic & Sexual Violence Leave
- Reservists' Leave
-

All unpaid leaves of absence must be requested in writing using the Holiday/Leave Request Form and approved by your supervisor prior to going on leave.

All of the above leaves will be administered in accordance with the *B.C. Employment Standards Act*. During any of the above leaves, employment will be deemed continuous for the purposes of vacation entitlement, service-related benefits and benefits coverage, as applicable. Vacation time and vacation pay do not accrue during your leave of absence period.

For full details on each leave, please visit http://www.labour.gov.bc.ca/esb/facshts/leave.htm

8.2 Extended Leave

Should a full time, regular employee, for reasons other than those cited above, wish to take some extended time away from work, they may make a request for an unpaid extended leave of absence in writing using the Holiday/Leave Request Form. This request must be submitted to the employee's supervisor no less than two months prior to the desired start date to ensure smooth transitioning during the proposed leave.

All extended leaves of absence will be approved at the discretion of your department head. Requests for an extended leave will be evaluated based on a number of factors, including anticipated workload requirements and staffing considerations during the proposed period of absence, the length of the leave, the length of the employee's service with Canivate, the relatedness of the leave to one's career at the Canivate, and the employee's overall performance and contribution to the Company. A minimum of two (2) years' regular full-time employment is necessary for long leaves of absence to be approved. This benefit is not extended to part-time or casual employees.

Please note: employees must use all accrued vacation before an unpaid extended leave of absence may begin.

Benefits will only be continued for the duration of the leave subject to the terms, conditions, and limitations of the applicable health insurance and benefits plans. For those benefits permitted to be extended during the unpaid leave of absence, Canivate will continue to pay its portion of the premiums until the end of the month in which the approved extended leave begins. After this time, employees will become responsible for the full costs of those benefits permitted to be continued during the leave, should they wish coverage to continue.

When the employee returns from their extended leave, benefits will again be provided by Canivate according to the applicable plans and employer/employee cost sharing program.

Depending on the length of the requested leave, there may be an impact to the employee's vacation accruals and service-related entitlements. For extended leaves that are greater than three months in duration, there is no guarantee that the employee's current job will still be available. If the employee's current job is no longer available, every effort will be made to place the employee into a comparable role or an exit strategy may need to be explored.

An employee who fails to return to work shall be presumed to have resigned at the end of the period of leave.

8.3 Medical & Dental Appointments

As much as possible, employees should attempt to arrange medical and dental appointments outside of working hours or during times that have the least impact on the operations of the business. However, if an employee must attend an appointment during regular business hours, the employee must advise their supervisor in advance and make up the time away from work by coming in earlier or staying later that day or on another mutually agreed upon day. If the appointment requires more than a couple of hours away from work, the employee may use sick day to account for the time away from work.

8.4 Time off to Vote

For a federal, provincial or municipal "Election Day", an employee is entitled to have three (3) consecutive hours free from employment during voting hours for general voting. If an employee is unable to vote during non-work hours, employees may request an accommodation to allow them to vote. This can be either time at the beginning or end of the regular working shift, or another mutually agreed upon time with your supervisor. The scheduling of the employee's time to vote is at the convenience of the employer, though, an employee's regular shift must be paid by the employer. It is the employee's responsibility to notify their supervisor at least two working days in advance to arrange voting time.

As a final note regarding Leaves of Absence generally, Canivate will strive to accommodate our employees on a case by case basis in the event of an unforeseen extraordinary family or life circumstance.

9.0 PERFORMANCE MANAGEMENT

9.1 Annual Performance Evaluations

The annual review process provides an excellent opportunity for both you and your supervisor to have an open and honest dialogue around your accomplishments, strengths, developmental opportunities, and career aspirations and for your supervisor to reiterate his/her performance expectations. It is also an opportune time for you to share what you need more of (or less of) from your supervisor and/or the Company to best support you in your role.

Annually, near the anniversary date of your employment with Canivate, your supervisor will meet with you to formally review your performance over the past year and to establish job specific and developmental goals for the upcoming fiscal year.

These jobs specific (the "what"), as well as behavioral competencies and developmental goals (the "how"), will be kept on file. Throughout the year, we encourage you to update your supervisor with your progress on your goals and to make any notes and comments that will be beneficial for your yearend performance discussion.

Canivate not only values what you accomplish but also how you accomplish it. Both you and your supervisor will complete a Performance Evaluation about your progress. You will be measured on completion of established goals and objectives as well as behavioural competencies. You will then meet to review the evaluations and have your in-depth annual performance discussion.

Performance evaluations are a very important consideration in determining pay increases, promotion opportunities, and transfers, etc. Pay adjustments are awarded in an effort to recognize employee performance. The decision to award a merit increase is dependent upon numerous factors, including overall organizational performance, and the information documented by this formal performance evaluation process.

9.2 Ongoing Performance Management

In order to ensure that there are no surprises at the annual Performance Evaluation discussion, supervisors are encouraged to conduct informal performance evaluations at least once during the year (ideally mid-year in the performance evaluation year). Supervisors are also encouraged to address performance issues (i.e. skill/knowledge gaps and undesirable attitudes, conduct and behaviours) on a pro-active, timely basis and to recognize and acknowledge achievements as they occur throughout the year.

In the event your performance is not meeting expectations, your supervisor will meet with you to discuss their concerns, hear your thoughts on the matter, offer their support, and identify solutions for improving performance within an established timeframe.

The first conversation will likely be an informal conversation. While the supervisor will maintain a set of notes for their reference, these notes will likely not enter into your personnel file. However, should the performance issues continue, your supervisor may initiate the discipline process which requires the use of a Performance Correction Notice to document the issue(s) and your conversation, including any consequences that may result should you fail to improve your performance. The Performance Correction Notice will be kept in your employee file.

Please note, the goal of any performance conversation is to correct, support and improve performance rather than be punitive in nature. However, you are expected to take these discussions seriously and make every effort to remedy the situation.

At any point during the process should you have any concerns or wish to get additional support, please contact the Human Resources department.

9.3 Progressive Discipline

The purpose of this policy is to state the Canivate's position on administering equitable and consistent discipline for unsatisfactory conduct in the workplace.

Canivate's own best interest lies in ensuring fair treatment of all employees and in making certain that disciplinary actions are prompt, uniform, and impartial. The major purpose of any disciplinary action is to correct the problem, prevent recurrence, and preferably but not always to prepare the employee for satisfactory service in the future. Canivate may use progressive discipline at its discretion.

Offensive, unlawful or unsafe behavior or misconduct will not be tolerated. Employees must comply with all relevant laws, regulations and policies. Disciplinary action may call for any of the following steps -- verbal warning, written warning, final written warning, suspension with or without pay, and termination of employment -- depending on the severity of the problem and the number of occurrences. Canivate reserves the right to take whatever disciplinary actions it deems appropriate. There may be circumstances when one or more steps may be taken and/or are bypassed.

Progressive discipline means that, with respect to most disciplinary problems (performance or conduct based), these steps will normally be followed: a first offense may call for an initial conversation with one's supervisor (incident is not recorded in the employee's file but the supervisor will maintain detailed notes from the conversation for future reference); a repeat offense may call for a verbal warning with a letter to file; a next offense may be followed by a written warning placed on file; an additional offense may result in a final written warning placed on file; another offense may lead to a suspension; and, still another offense may then lead to termination of employment. Canivate utilizes a Performance Correction Notice to communicate and document the various types of warnings listed in the event that disciplinary action is taken.

The Company recognizes that there are certain types of employee problems that are serious enough to justify either a suspension or, in extreme situations, termination of employment, without going through the usual progressive disciplinary steps. While it is impossible to list every type of behavior that may be deemed a serious offense, the Business Ethics and Respectful Workplace Conduct, the Anti-harassment and Workplace Violence sections include examples of conduct that may result in immediate suspension or termination of employment. However, the examples listed are not all necessarily serious offenses, but may be examples of unsatisfactory conduct that will trigger progressive discipline.

By using progressive discipline, we hope that most employee problems can be corrected at an early stage, benefiting both the employee and the Company.

9.4 Termination

All employees have the right to terminate employment with Canivate at any time, for any reason, with or without notice. Similarly, the Company has the right to terminate any employee at any time, for any reason, with or without notice. Whether the termination is voluntary or involuntary, all insurance coverage and benefits provided by Canivate will be discontinued as of the effective date of termination. However, for those employees whose employment has been involuntarily terminated, insurance coverage and certain benefits will be continued to the end of the month, at the employee's expense.

Employees who choose to resign are encouraged to give two (2) weeks written notice unless otherwise stipulated in their employment contract. Canivate reserves the right to waive part of this notice or make the resignation effective immediately.

9.5 Leaving Procedures

9.5.1 Return of Canivate Property

Any and all Canivate property in your possession must be returned to the Company. Property may include mobile phones, credit cards, access fobs and keys, computers, company records, paperwork and documents, and any other relevant property.

All current work should be handed over to the appropriate people/person in order to ensure continuity of business; and, to someone duly authorized to receive them, all notes of confidential information that may have been acquired during the course of employment.

9.5.2 Final Pay

If an employee voluntarily resigns, or is terminated from employment, the employee will receive a final pay cheque, including regular pay, any accrued and unused vacation pay, statutory holiday pay (if applicable), and earned overtime pay, within 48 hours of his or her last day worked. An employee who is terminated may be eligible for compensation based on the following formula from the BC Employment Standards Branch:

- After three consecutive months of employment – one week's pay;
- After 12 consecutive months of employment – two weeks' pay;
- After three consecutive years – three weeks' pay, plus one week's pay for each additional year of employment to a maximum of eight weeks.

In addition, all terminated employees will receive a Record of Employment, which is a mandatory form required by Services Canada for Canada's Employment Insurance (EI) program. The form is used to determine whether a person who has experienced an interruption of earnings is eligible to receive EI benefits, what the benefit amount will be, and how long the person is eligible to receive those benefits. The form must be issued within 5 calendar days after the end of the pay period of the last day worked.

Terminated employees are responsible to immediately file a claim with Services Canada if they wish to obtain Employment Insurance (EI) benefits.

9.5.3 Exit Interviews

This interview allows employees to communicate their views on their work with Canivate and the job requirements, operations and training needs. It also provides the employee an opportunity to discuss

issues concerning benefits and insurance. At the time of the interview, employees are expected to return all company property, including confidential information. Arrangements for clearing any outstanding debts with Canivate and to receive final pay are also to be made at this time.

9.5.4 Employee References

References for current or former employees of Canivate may be requested but the referee is under no obligation to provide a reference if they do not so wish.

10.0 TRAINING & DEVELOPMENT

10.1 Education - See 7.4 Education Leave

10.2 Internal Career Opportunities & Development

The purpose of this policy is to provide employees of Canivate with an opportunity to be considered for other positions within the organization.

The Company will consider all interested current employees who meet the necessary qualifications. Outside recruiting will usually occur concurrently with internal recruiting, and the most appropriate candidate will be selected from all sources. Cross-training is encouraged, and all employees will be given opportunities to discuss their interests and career development goals.

11.0 EXPENSES & TRAVEL

Please refer to Finance and Administration department Expense and Travel Policy for more details.

12.0 RESPECTFUL WORKPLACE CONDUCT

12.1 Standards of Conduct

Canivate is a respectful organization that values the dignity, diversity and human rights of all members and staff, and that fosters an environment of mutual respect, fairness, positive communication and courteous relationships.

In order to ensure orderly operations and provide the best possible work environment, Canivate expects all employees to follow generally accepted standards and rules of conduct (delineated below) that are designed to promote the interests and safety of all employees and the organization. All employees are expected to conduct themselves and behave in a manner that is conducive to the efficient operation of

the organization. Conduct that interferes with operations, discredits the Company, is illegal, or is unsafe, offensive or harmful to fellow employees, members of management, suppliers or customers will not be tolerated. Policies regarding respectful workplace conduct may be generated from time to time as the need arises and will be communicated to all employees through handouts, memoranda, email, training, or other means.

12.2 Solicitation and Distribution

Canivate recognizes that employees may have interests in events and organizations outside the workplace. However, employees may not solicit one another while either employee is on work time (work time does not include break periods).

Examples of impermissible forms of solicitation include the collection of money, goods, or gifts for community groups, religious groups, political groups, charitable groups, circulation of petitions, distribution of literature not approved by the employer, and the solicitation of memberships, fees or dues.

In addition, the posting of written solicitations on bulletin boards is prohibited. Bulletin boards are reserved for official Canivate communications.

12.3 Respectful Language

Canivate expects all employees and managers to be respectful and courteous when dealing with all people visiting, working at or doing business with the Company. As such; shouting, belittling, obscene or offensive language is strictly prohibited for all employees at all times.

Employees do not have to tolerate such language. To make a complaint about another employee, contractor, supplier, or customer; contact your immediate supervisor or the Human Resources department. To make a complaint about your supervisor or another member of management, contact the Human Resources department. The incident will be confidentially investigated and appropriate disciplinary action will be taken, if warranted.

Employees who violate this policy will be subject to our progressive disciplinary process.

12.4 Workplace Violence Prevention

Canivate is committed to preventing workplace violence and to maintaining a safe work environment. The Company has adopted the following guidelines to deal with intimidation, harassment, or other threats of (or actual) violence that may occur during business hours or on its premises.

Employees are expected to refrain from fighting, "horseplay," or other conduct that may be dangerous to others. Firearms, weapons, and other dangerous or hazardous devices or substances are prohibited from the premises.

Conduct that threatens, intimidates, or coerces another employee, member of management, a vendor, a customer or a member of the public at any time, including off-duty periods, will not be tolerated.

Fighting will not be tolerated on Canivate premises. If a fight occurs, a supervisor in the immediate vicinity will call 911, ascertain what witnesses are present, and make a written report of the incident. Employees who become involved in fighting will receive appropriate discipline, up to and including termination.

All threats of (or actual) violence, both direct and indirect, should be reported as soon as possible to your immediate supervisor. This includes threats by employees, as well as threats by contractors, vendors, or customers. When reporting a threat of violence, you should be as specific and detailed as possible (including the person(s) involved; date, time and location; names of any witnesses; and what took place or what was said).

All suspicious individuals or activities should also be reported as soon as possible to a supervisor. Do not place yourself in peril. If you see or hear a commotion or disturbance near your work station, do not try to intercede or see what is happening.

Canivate will promptly and thoroughly investigate all reports of threats of (or actual) violence and of suspicious individuals or activities. The identity of the individual making a report will be protected as much as is practical. In order to maintain workplace safety and the integrity of its investigation, Canivate may suspend employees pending investigation.

Anyone determined to be responsible for threats of (or actual) violence or other conduct that is in violation of these guidelines will be subject to prompt disciplinary action, up to and including termination.

12.5 Conflict Resolution

Canivate recognizes that disagreements and misunderstandings are inevitable in every work situation. When difficulties arise, other than threats or instances of violence as outlined in 12.4, conflicts shall be resolved in a responsible and respectful manner.

Step 1: If the issue is a peer to peer situation then, if comfortable doing so, the employee should discuss their concerns directly with the other employee(s) involved in a calm, non-aggressive, and non-accusatory manner. The complaint should be presented in an objective, factual way and should include the impact that the other employee's comments, attitude or behaviour had on them, along with a request for the undesirable comments, attitude or behaviour to stop.

Step 2: If the incident does not resolve itself or if an employee is not comfortable directly approaching another employee, or if the issue is not a peer to peer situation (i.e. involves a vendor or customer) the employee should discuss their complaint with their supervisor. The supervisor will investigate the situation and attempt to resolve it.

Viable, effective solutions will be explored and sought and communicated to the parties involved. Even if the disagreement seems to be resolved at Step 2, the supervisor should follow up to ensure that the conflict remains resolved.

Step 3: If the incident cannot be resolved by the supervisor or department internally, the supervisor will contact the Human Resources department for their support and involvement, presenting the details of the incident(s) in a factual and objective manner, including any steps that have already been taken. The above parties will investigate the incident, meeting with the individuals involved; review the actions taken up to that point; and identify, in consultation with the employee's supervisor, appropriate solutions for resolving the conflict in a prompt and fair manner

Step 4: Should an employee have an issue with their immediate supervisor, they are to speak to Human Resources.

12.6 Relationships at Work

Employees should not be under personal obligation to any person who might benefit or seek to gain special consideration or favour resulting from the relationship.

While employees are encouraged to develop social relationships in the workplace, these relationships must not interfere with the work performance or with the effective functioning of the workplace. Moreover, employees who engage in personal relationships should be aware of their professional responsibilities and will be responsible for ensuring that the relationship does not raise concerns about favoritism, bias, or conflict of interest nor leads to distractions or influences that compromise safety or productivity. Relationships which raise these concerns are strictly prohibited.

In the event that a consensual personal relationship arises between an employee and a supervisor, the supervisor must disclose the relationship to their supervisor or Human Resources where appropriate. A solution will be developed to eliminate any of the concerns raised above (i.e. favoritism, bias, or conflict of interest distractions or influences that compromise safety or productivity).

The rights and obligations of employees as described in this policy are a condition of employment for all employees of Canivate. Failure to comply with this policy may result in disciplinary action, up to and including termination.

12.7 Discrimination and Anti-Harassment Policy (BC Human Rights Code)

Canivate has a fundamental commitment to treating its employees with dignity, integrity and respect. This includes recognizing that all employees have the right to work in an environment free of harassment, whether on account of race, place of origin, colour, religion, sex, age, marital status, family status, mental and physical disability, sexual orientation, ancestry, political belief and any other category protected by provincial and federal laws.

Discrimination and harassment, whether by management, supervisory personnel, other Canivate employees, or third parties with whom Canivate does business is unlawful and will not be tolerated by the Company. Accordingly, derogatory racial, ethnic, religious, age, sexual orientation, sexual or other inappropriate remarks, slurs or jokes based on any category protected by law will not be tolerated.

Any employee or member of management who believes that he or she has been subject to discrimination or harassment or who becomes aware of possible discrimination or other unlawful harassment must immediately advise their immediate supervisor or Human Resources so that the situation can be investigated and resolved in a timely and confidential manner. If the supervisor is unavailable or you believe it would be inappropriate to contact that person, you should immediately contact Human Resources.

Please see the section *Reporting Incidents of Bullying, Discrimination and Harassment*, for details on how to report incidents of discrimination and/or harassment and for details on how reports of discrimination and/or harassment will be investigated.

12.8 Sexual Harassment Policy

All employees have the right to be free from sexual advances or any other verbal or physical conduct which constitutes sexual harassment. Sexual harassment, whether by management, supervisors, or non-supervisory personnel, is unlawful and will not be permitted.

Unwelcome sexual advances (either verbal or physical), requests for sexual favors, and other verbal or physical conduct of a sexual nature constitute sexual harassment when: (1) submission to such conduct is made either explicitly or implicitly a term or condition of employment; (2) submission or rejection of the conduct is used as a basis for making employment decisions; or (3) the conduct has the purpose or effect of interfering with work performance or creating an intimidating, hostile, or offensive work environment.

These definitions include any direct or implied requests by a supervisor for sexual favors in exchange for actual or promised job benefits, such as favorable reviews, salary increases, promotions, increased benefits or continued employment, as well as any sexually-oriented conduct that is unwelcome and has the effect of creating a workplace environment that is hostile, offensive, intimidating or humiliating to female or male workers.

Sexual harassment is defined as unwanted sexual advances, or visual, verbal, or physical conduct of a sexual nature. This definition includes many forms of offensive behavior and includes gender-based harassment of a person of the same sex as the harasser. Examples of conduct, which, if unwelcome, may constitute sexual harassment depending upon the totality of the circumstances, including the severity of the conduct and its persuasiveness, include the following:

- Unwanted sexual advances.
- Offering employment benefits in exchange for sexual favors.
- Making or threatening reprisals after a negative response to sexual advances.

- Visual conduct that includes leering, making sexual gestures, or displaying of sexually suggestive objects or pictures, cartoons or posters.
- Verbal or cyber conduct that includes making or using derogatory comments, epithets, slurs, or jokes.
- Verbal sexual advances or propositions.
- Verbal abuse of a sexual nature, graphic verbal commentaries about an individual's body, sexually degrading words used to describe an individual, or suggestive or obscene letters, notes, emails, videos or invitations.
- Physical conduct that includes touching, assaulting, or impeding movements.
- Coerced sexual acts.

Any employee or member of management who believes that he or she has been subject to sexual harassment or who becomes aware of possible unlawful sexual harassment must immediately advise their immediate supervisor or Human Resources so that the situation can be investigated and resolved in a timely and confidential manner. If the supervisor is unavailable or you believe it would be inappropriate to contact that person, you should immediately contact any other member of senior management.

Please see the section *Reporting Incidents of Bullying, Discrimination and Harassment*, for details on how to report incidents of sexual harassment and for details on how reports of sexual harassment will be investigated.

12.9 Bullying and Harassment in the Workplace (WorkSafeBC Compliance)

Bullying and harassment as defined in this policy is not acceptable workplace behaviour and will not be tolerated at Canivate Growing Systems Ltd.

Bullying and harassment includes any inappropriate conduct or comment by a person, be it an employee, member of management, or third party that does business with Canivate, towards an employee that he/she knew or reasonably ought to have known would cause that employee to be humiliated or intimidated.

Examples of conduct or comments that might constitute bullying and harassment under this policy include:

- Verbal and physical aggression.
- Threats, yelling or insults.
- Making aggressive or threatening gestures.
- Calling someone derogatory names.
- Harmful hazing or initiation practices.
- Vandalizing personal belongings.
- Sabotaging someone's work.
- Spreading malicious rumours.
- Targeted isolation of another employee.

- Acts of cyber bullying and harassment.

Bullying and harassment does not include expressing differences of opinion; offering constructive feedback, guidance or advice about work-related behaviour; making a legitimate complaint about someone's conduct through established procedures; reasonable action taken by Canivate or a member of management relating to the management and direction of employees or the place of employment (e.g. managing an employee's performance, taking reasonable disciplinary actions, making a decision to terminate an employee, assigning work duties and deadlines, providing instruction).

All employees and members of management have a duty to not engage in bullying and harassment, to report bullying and harassment if it is observed or experienced, and to apply and comply with Canivate's policies and procedures on bullying and harassment. Employees should not allow an inappropriate situation to continue by not reporting it, regardless of who is creating the situation.

Any employee or member of management who believes that he or she has been subject to bullying and harassment or who becomes aware of possible unlawful bullying and harassment must immediately advise their immediate supervisor or Human Resources so that the situation can be investigated and resolved in a timely and confidential manner. If the supervisor is unavailable or you believe it would be inappropriate to contact that person, you should immediately contact Human Resources. Reports of incidents or complaints can be made verbally or in writing using the Bullying, Discrimination and Harassment Complaints Form available from Human Resources.

The Company will take all necessary steps to prevent, where possible, or minimize, workplace bullying and harassment.

12.10 Reporting Incidents of Bullying, Discrimination and Harassment

Employees are to be reassured that they can raise concerns and make reports without fear of reprisal or retaliation. Any individual who has been found to have engaged in retaliation against an employee for filing a complaint or participating in the investigation of a complaint or who has maliciously made a false complaint may be subject to disciplinary action, up to and including termination.

For information about how such complaints are investigated by Canivate please see the next section, *Investigating Complaints of Bullying, Discrimination and Harassment* for more details.

12.11 Investigating Complaints of Bullying, Discrimination and Harassment

Because Canivate takes complaints of bullying, discrimination, and harassment in the workplace seriously, all reported complaints will be responded to promptly and discreetly.

The responsibility for investigating complaints of bullying, discrimination and harassment in the workplace has been assigned to the VP Human Resources. Most investigations will be conducted internally. However, in complex or sensitive situations, an external investigator may be hired.

Employees are expected to cooperate with the investigator and provide any details of incidents they have experienced or witnessed. The investigator will also review any evidence, such as emails, handwritten notes, photographs or physical evidence like vandalized objects.

The investigator will provide a written report with conclusions to the CEO. The respondent, the target, and if appropriate, the complainant (if different from the target), will be advised of the investigation findings by the VP Human Resources.

Based on the findings, the Company will determine next steps, including any disciplinary action to be taken up to and including termination, and communicate these next steps to the target and respondent individually. All disciplinary action will be taken within a reasonable time frame.

Canivate will review and revise workplace policies and procedures as needed to prevent any future bullying, discrimination and harassment in the workplace.

13.0 HEALTH & SAFETY

13.1 Health & Safety Policy Statement

Canivate is committed to providing a safe and healthy workplace for all employees. A combination of preventative measures and procedures will be used to achieve these goals. Canivate is responsible for providing workers with adequate instruction to safely perform duties and to address unsafe situations in a timely, effective manner. Please join us in this commitment to safety. Be familiar with your responsibilities and follow the procedures outlined to prevent or reduce injuries as outlined in the Health and Safety Policies and Procedures document (NB: in development per facility) available through the Health and Safety department and/or the Human Resources department.

At any time, if you have safety concerns or feel that you need additional or refresher occupational safety training, please speak to your supervisor/manager.

13.2 Responsibilities

Safety is everyone's responsibility – both management and each and every employee. The Company intends everyone in our employ to be aware of and fulfill his or her respective responsibilities for maintaining a safe work environment.

13.2.1 Employer's Responsibilities

- Establish the Health & Safety program and ensure our Safety Policies and Procedures are in compliance with the Workers Compensation Amendment Act and the Occupational Health and Safety Regulation
- Ensure that managers are instructed and trained in safe working practices

- Maintain buildings and equipment to provide a safe working environment
- Provide adequate first aid facilities.
- Conduct an annual review of the Health &Safety program

13.2.2 Managers' Responsibilities

- Provide a Health & Safety orientation to new workers
- Provide ongoing training to workers
- Take part in inspections and investigations
- Report any safety or health hazards
- Correct unsafe acts and conditions

13.2.3 Workers' Responsibilities

- Learn and follow safe work procedures
- Correct hazards or report them to supervisors
- Participate in inspections and investigations, where appropriate
- Use personal protective equipment as required
- Help to create a safe workplace by recommending ways to improve the Health & Safety program.

13.2.4 Occupational Health & Safety Committee – Purpose and Responsibilities

The Joint Occupational Health and Safety Committee is made up of the health and safety employee representative and employer representatives working in a cooperative spirit to identify and resolve safety and health problems and to further our shared objective of a safe work environment.

The Committee is responsible for recommending modifications/corrections to Health & Safety policies to Senior Management. Senior Management in return, is responsible for considering these recommendations and, where appropriate, implementing the recommendations.

13.2.4.1 Duties and Functions of the Committee

- Identify situations that may be unhealthy or unsafe for employees and advise on effective systems for responding to those situations.
- Consider and deal with complaints relating to the occupational health and safety of employees.
- Consult with employees and the employer on issues related to H&S and our working environment.
- Make recommendations to the employer and the employees for the improvement of the H&S of employees, education programs, or policies required for compliance with the regulations, and monitor their effectiveness.
- Ensure that incident investigations and regular inspections are carried out as required by the Regulation.
- Participate in inspections, investigations and inquiries as provided by the Regulation.
- Carry out any other duties and functions prescribed by the Regulation.

The Committee is scheduled to meet quarterly. The minutes of meetings will be posted on the Health & Safety Bulletin Board and/or on the shared drive.

13.3 First Aid

Canivate offers and maintains the First Aid Element of our Occupational Health and Safety Program. There is a first aid kit located in the Finance office.

We ensure that we have managers and employees trained in First Aid and can offer their support if an incident occurs. The names of those certified in First Aid are posted on our Health &Safety Bulletin Board and/or on the shared drive.

If you sustain a minor injury while at work, ask your manager or one of our posted certified First Aiders for assistance.

In case of serious accidents or where an employee has a suspected spinal injury, DO NOT move the injured employee except in cases where not doing so puts the employee in further danger.

13.4 Fire Safety

The building is equipped with a sprinkler system in the common areas and in the office space. There is one (1) fire extinguisher in our office; located in the kitchen. All exits are clearly labeled and are equipped with emergency lighting.

13.5 Emergency Evacuation Procedure

The purpose of our evacuation procedure is to ensure the safety of all employees in the event of an emergency situation. In case of fire or other events where an evacuation is required, the following should be observed:

All staff should leave the building immediately. Do not stop to take anything from the office. We will reconvene on the sidewalk in front of the building where a designated member of the safety committee will ensure that everyone is accounted for. No one is to return to the building until given the “all clear” by emergency officials or the designated member of the safety committee.

13.6 Incident Reporting

Employees should immediately report all injuries, however slight, to your manager. Employees shall also report any near-miss incidents to their manager to understand the risk and root cause to help avoid potential injuries in the future.

The form to be used for recording an incident is called Canivate Employer Incident Investigation Report and can be found in “HR Legal.HR Forms” under shared files.

Canivate is responsible to notify WorkSafeBC within 72 hours of the incident. WorkSafeBC recommends the following steps for the worker if you are injured at work.

- Step 1: Report it to your employer immediately.

- Step 2: Seek medical attention and tell your doctor your injury is work related. Your employer is responsible for your transportation costs from your workplace to a doctor's office or hospital.

- Step 3: Start a claim by reporting it to WorkSafeBC as soon as possible.

13.7 Incident Investigation Policy

All incidents that result in an injury requiring medical treatment, or have the potential for resulting in serious injury shall be investigated.

The manager and an employee Health & Safety committee member will conduct the incident investigation. The intent of each incident investigation is to:

- Determine the root cause or causes
- Identify any unsafe acts or unsafe conditions
- Identify any unsafe procedures which contributed to the incident
- Develop recommendations and take corrective action to prevent a similar recurrence.

The safety committee will review each incident investigation, and make further recommendations if appropriate.

Management will review the completed incident investigation report and:

- make further recommendations, if necessary
- respond to recommended corrective action
- share learnings with staff

13.8 Refusal of Unsafe Work

If any employee has a reasonable cause to believe that performing their job would create an undue hazard to their own health and safety, they may refuse to continue to perform this duty.

Should this situation arise, the employee must immediately report the circumstances to their manager or to HR and an investigation will be conducted as soon as feasible.

13.9 Smoking

Second-hand smoke can be harmful to both non-smokers and smokers. Therefore, Canivate provides a smoke-free working environment for its employees which includes vape-pen use. Staff are prohibited from smoking anywhere on the premises or grounds of Canivate offices and operations.

13.10 Substance Abuse

Canivate is committed to providing its employees with a safe and productive work environment and wants to ensure a good reputation of its employees. Other important considerations in making this policy effective include the need to reduce the number of accidents, the need to reduce tardiness and

absenteeism and the need to maintain productivity. Canivate maintains a strict policy against the use of alcohol and other legal intoxicants and the unlawful use of drugs in the workplace. Consequently, no employee may consume or possess an open container of alcohol during work time, or use, possess, sell,

purchase or transfer other legal intoxicants or illegal drugs at any time while on the Canivate premises or during work time.

No employee may report to work with illegal drugs (or their metabolites), alcohol or other legal intoxicants in his or her bodily system. The only exception to this rule is that employees may engage in moderate consumption of alcohol and or legal intoxicants that may be served and/or consumed as part of an authorized Canivate social or business event. "Illegal drug" means any drug that is not legally obtainable or that is legally obtainable but has not been legally obtained. It includes prescription drugs not being used for prescribed purposes or by the person to whom it is prescribed or in prescribed amounts. It also includes any substance a person holds out to another as an illegal drug. Any violation of this policy will result in disciplinary action, up to and including immediate termination of employment.

Employees are expected to cooperate with Canivate's investigation of possible violations of this substance abuse policy. As part of this cooperation, employees must report to their supervisor or the Human Resources department, any known or suspected violations of this policy.

13.11 Security

The welfare of our employees and the general security of the premises require that every individual be constantly aware of potential security risks. Please report any threats of violence or circumstances you believe could result in violence or pose a security risk to your supervisor, such as unknown person acting in a suspicious manner, in or around the premises.

Employees are issued a key fob and/or keys to access the building based on your typical work schedule. If for some reason you lose your keys or key fob or it is stolen, please notify your supervisor immediately so that you do not compromise the security of the building.

13.12 Company Property

Employees are responsible for and are expected to take proper care of all Company property, materials, or written information issued to them or in their possession or control.

Theft of Company property is strictly forbidden and would be considered just cause for termination. Never take any type of Canivate property from the premises. If there is a job-related reason that you need to take Canivate property from the premises, it is your responsibility to gain approval from your supervisor in writing, prior to taking the Company property off premises.

Any Company property must be returned by employees on or before their last day of work.

13.13 Personal Property

Canivate does not assume responsibility for the loss or theft of personal belongings.

Employees are advised not to carry unnecessary amounts of cash or other valuables with them when they come to work.

Employees are expected to exercise reasonable care to safeguard personal items of value brought to work. Such items should never be left unattended or in plain view. Employees may be assigned a locker or appropriate storage area (desk, drawer, etc.) for safekeeping a few, small personal effects during working hours. Employees are responsible for maintaining any lockers or storage areas in a clean and sanitary manner and they should be kept locked at all times.

Articles of personal property found on the premises should be returned to the owner, if known, or turned in to your supervisor. Inquiries regarding lost property should also be directed to the Office Manager.

14.0 COMMUNICATIONS & TECHNOLOGY

14.1 Open Communication Policy

Canivate encourages all of its employees to freely discuss any job-related problem or incident and will consider each of these in a continuing effort to improve operations.

The goal of this open communication policy is to provide you with the means of being recognized and heard, and to alert management to sources of employees' concerns. Your job will not be adversely affected in any way because you choose to use this procedure.

If you believe you have a problem, you should contact your supervisor immediately. If you believe that your supervisor is unable to assist you, or if your complaint involves your supervisor, you should contact Human Resources immediately.

Regardless of the issues or problems involved, you must never abandon your job responsibilities (for example, by leaving the work site) without the approval of your supervisor.

14.2 Public Relations

Employees may be approached for interviews or comments by the news media. For your own and the Company's protection, employees are to refrain from granting any interviews or providing any comments or information unless otherwise expressly authorized by the manager responsible for communications or public relations.

14.3 Use of Internet, Email and Phones

Canivate electronic media are not to be used for any unauthorized purposes, including:

- The transmission of (but not limited to) abusive, defamatory, obscene or racist communications
- The searching for, perusal and /or downloading of pornographic or other objectionable material
- Offensive material through the internet
- The transmission of sensitive information about an individual or client
- Where such transmission would, or would be likely to, place the company in breach of the provincial and federal Privacy Acts
- Acts of vandalism (any malicious attempt to harm or destroy data of another user or any other agencies or networks that are connected to the system) including but not limited to, the uploading or creation of computer viruses.

14.4 IT Security

Employees should never share access with someone else by giving him/her their password. If this does occur, then employees should alert the Finance and Administration department or change the password, to ensure that their computer files are not exposed to abuse. Employees are responsible for their own account and this means taking measures to ensure others cannot use it. Employees are to use care in selecting passwords, should follow the policies and procedures provided by the Company in this regard and provide their passwords to their supervisor.

Employees should ensure their PC is shut down correctly and turned off when they leave the office. This ensures unauthorized persons do not have access to the network in their absence.

14.5 Physical Security of Computer and Phones

Employees are asked to take reasonable steps to ensure good housekeeping procedures and the protection of their computer and phone including damage from improper use, drink spillage, etc.

14.6 Unauthorized Computer Software

Canivate provides legally acquired and licensed software to meet all legitimate software needs in a timely manner and in sufficient quantities for all employees.

Unauthorized duplication of copyrighted computer software violates the law and is contrary to Canivate's standards of conduct. Use of or copying of any software product in violation of the applicable license agreement is strictly prohibited by the Company.

14.7 Internet Use

Only sites appropriate to Canivate should be visited. Browsing of non-work-related websites or downloading of non-work-related files is not permitted on Canivate devices.

The Company may, at any time, review, intercept, assess and disclose Internet usage. Users must comply with copyright laws and all other applicable laws.

14.8 Email Use

Internet email allows users to access an enormous global community, and whilst email can be a powerful medium, messages are not protected in any way as they travel between correspondents. Therefore, employees should exercise good judgment and common sense when creating and distributing email messages. Care should also be taken to virus check all attachments.

Email messages must not contain offensive or objectionable material and the email system must not be used to send or receive, without prior authorization, confidential information including but not limited to copyright materials, company, financial or personnel information or similar materials.

Personal use of email is allowed but is subject to the same limitations as Internet use.

The email system belongs to Canivate and all email messages created, sent or received are the property of Canivate. Further, employees should be aware that there is no guarantee of privacy with an email message and that the firm reserves the right to access all aspects of employees' email at any time for any reason without notice to the employee.

14.9 Personal Device Usage

Usage of employee personal devices (mobile phones, music players, etc.) during working hours is to be kept to a minimum and shall not disrupt the productivity of the employee or fellow employees.

14.10 Social Media Policy

The use of social media for business and pleasure purposes is increasing.

This policy applies to internet usage and the publication, or "posting", for any purpose whatsoever, of information, including words, commentary, photos, and videos, on any website on the internet, including, but not limited to Instagram, Snapchat, Facebook, MySpace, Friendster, Twitter, Wikipedia, LinkedIn, LiveJournal, web forums, news groups, chat rooms, blogs, and any other online sites that permit users to create and/or share content.

Employees are bound by the following during or outside of business hours, when it comes to using social media at work:

- Employees are responsible for what they write. Just because something "can" be said does not mean that it should. What is posted will be a permanent record. Be careful. Be smart. Use best judgment.

- Employees must avoid tweeting or posting information they would never otherwise commit to in a written record.

- Employees are responsible for respecting copyrights, avoiding posting texts images or videos that were created by someone else without proper attribution. For questions about copyright law and/or usage of certain media, consult your supervisor.

- Employees must not post information discussing the Company, management, supervisors or colleagues, or company confidential information on any social network, blog sites, chat rooms, or other public Internet sites. Disclosing any such information is cause for disciplinary action up to and including termination.

- Employees must not engage in any Internet communication to express personal statements, opinions or beliefs as though they were the statements, opinions or beliefs of the Company, or its staff. Employees must not hold themselves as representing the Company in any way.

- Employees must respect and uphold the law and must not engage in any Internet communication that is discriminatory, disparaging, defamatory, harassing, or otherwise contrary to Canivate polices on *[Bullying and Harassment], [Standards of Conduct], [Confidentiality] or [Violence in the Workplace*]. Violating this policy is a violation of provincial law and a violation of company rules.

16.0 EMPLOYEE HANDBOOK ACKNOWLEDGEMENT

(April 18, 2019 publication, updated July, August and September 2019)

This is to acknowledge that I have been provided with a copy of the Canivate Growing Systems Ltd. Employee Handbook. I understand that it contains important information about the Company's general personnel policies and my privileges and obligations as an employee. By signing below, I hereby agree to abide by each and every provision set forth in the Handbook. I understand I can submit any questions I may have to the Human Resources department.

I further understand and agree that the Company may change, rescind or add to any policies, benefits or practices described in the Handbook from time to time in its sole discretion without prior notice, and that the language used in this Handbook is not intended to create a contract between the Company and any employee.

I also understand and acknowledge that the Employee Handbook is the property of the Canivate Growing Systems Ltd., and may not be distributed to third parties without consent.

DATED: ______________________________

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Employee's Signature

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Employee's Name (Print or Type)